Exhibit 99.1

ADVANCE AUTO PARTS THIRD QUARTER COMPARABLE
STORE SALES INCREASE 4.7%; YEAR-TO-DATE FREE
CASH FLOW INCREASED 53% to $414 MILLION

ROANOKE, Va, November 11, 2009 – Advance Auto Parts, Inc. (NYSE: AAP), a leading retailer of automotive aftermarket parts, accessories, batteries, and maintenance items, today announced its financial results for the third quarter ended October 10, 2009.  Third quarter earnings per diluted share (EPS) were $0.65 which included a $0.04 charge related to store divestitures.  Excluding the impact of the store divestitures, EPS increased 19% to $0.69.  On a year-to-date basis and excluding the $0.15 impact of store divestitures, EPS increased 17% to $2.61 on top of a 16% increase in EPS last year.

Third Quarter and Year-to-Date Performance Summary

	Twelve Weeks Ended		Forty Weeks Ended
	October 10,	October 4,	October 10,	October 4,
	2009	2008	2009	2008

Sales (in millions)	$ 1,262.6	$ 1,188.0	$ 4,269.1	$ 3,949.9

Comp Store Sales %	4.7%	(0.1%)	6.1%	1.1%

Gross Profit % (1)	49.2%	47.3%	49.1%	47.4%

SG&A % (1)	40.9%	39.3%	39.8%	38.1%

Operating Income %	8.3%	8.1%	9.3%	9.3%

Diluted EPS (2)	$ 0.65	$ 0.58	$ 2.46	$ 2.23

(1)
The Company has retrospectively applied a change in accounting principle made in the first quarter for costs included in inventory to all prior periods presented herein related to cost of sales and selling, general and administrative expenses (SG&A).  Refer to the accompanying financial statements included in this press release for further explanation.

(2)
For the twelve and forty weeks ended October 10, 2009, diluted EPS includes a $0.04 and $0.15 charge, respectively, related to store divestitures.  In addition, the Company’s adoption of the two-class method of calculating earnings per share during the first quarter 2009 decreased the Company’s diluted EPS for the twelve weeks ended October 4, 2008 by $0.01.

“I am very proud of our Team Members’ ability to drive continuous improvements in customer satisfaction and Team Member engagement.  Their ability to revitalize our core values and actions to drive our four strategies resulted in strong top line growth, a 53% increase in free cash flow and a 100 basis-point increase on our return on invested capital,” said Darren R. Jackson, Chief Executive Officer.

Third Quarter and Year-to-Date Highlights

Total sales for the third quarter increased 6.3% to $1.26 billion, compared with total sales of $1.19 billion in the third quarter of fiscal year 2008.  The sales increase reflected the net addition of 66 new stores during the past 12 months and a comparable store sales gain of 4.7% compared to a decrease of 0.1% during the third quarter last year.  Adjusting for the calendar shift due to the 53rd week last year, third quarter comparable store sales increased approximately 5.2%.  The 4.7% comparable store sales gain was comprised of an 11.8% increase in Commercial and a 1.7% increase in do-it-yourself (DIY).  This compares to a 10.8% increase in Commercial and a 4.1% decrease in DIY during the third quarter last year.  Year-to-date comparable store sales increased 6.1% driven by a 14.9% increase in Commercial and a 2.4% increase in DIY.

The Company’s gross profit rate was 49.2% of sales during the third quarter as compared to 47.3% in the prior year, which reflects a 190 basis-point improvement.  The 190 basis-point improvement was primarily due to continued investments in pricing and merchandising capabilities, parts availability, decreased inventory shrink and improved store execution. Year-to-date, the Company’s gross profit rate was 49.1%, or 167 basis points favorable to the same period in fiscal 2008.

The Company’s SG&A rate was 40.9% of sales during the third quarter as compared to 39.3% during the third quarter last year.  Excluding the impact of store divestitures, the Company’s SG&A rate increased 110 basis points.  This increase was driven by higher incentive compensation, increased investments in store labor and Commercial Sales force, higher medical expenses and continued investments to improve the Company’s gross profit rate and to launch the Company’s new E-commerce website.  The SG&A rate increase was partially offset by lower advertising expenses and occupancy expense leverage as a result of the Company’s 4.7% comparable store sales increase.  Year-to-date, the Company’s SG&A rate was 39.8% versus 38.1% during the same period last year.  Excluding the impact of store divestitures, the year-to-date SG&A rate was 39.3%.

Operating cash flow through the third quarter increased 67% to $628.5 million from $375.8 million through the same period last year.  Free cash flow through the third quarter was $414.0 million or a 53% increase through the same period last year.  This increase was primarily driven by an improvement in working capital management, increased deferred taxes and an increase in net income.  The increase in free cash flow, allowed the Company to decrease its total outstanding bank debt by $192 million over the past year.  Capital expenditures were $132.6 million through the third quarter.  This compares to capital expenditures of $137.0 million in 2008, a decrease of $4.4 million primarily due to the timing of new store development, partially offset by routine spending on existing stores and Information Technology investments.

“Our third quarter marked our seventh consecutive quarter of double-digit Commercial comp sales growth, our third consecutive quarter of positive DIY comps and our fourth consecutive quarter of strong gross profit rate improvements.  These results fueled our third consecutive quarter of double-digit operating income and EPS growth on a comparable basis. We are pleased with the $414 million year-to-date free cash flow we generated and the fact that we continued to strengthen our balance sheet while making solid progress on our goal to obtain investment grade ratings,” said Mike Norona, Executive Vice President and Chief Financial Officer.

Key Financial Metrics and Statistics (1)

	Twelve	Comparable		Forty	Comparable		Comparable
	Weeks Ended	Twelve Weeks Ended		Weeks Ended	Forty Weeks Ended		Fifty-Two Weeks Ended
	October 10,	October 10,	October 4,	October 10,	October 10,	October 4,
	2009	2009	2008	2009	2009	2008	FY 2008	FY 2007

Sales Growth %	6.3%	6.3%	2.6%	8.1%	8.1%	4.1%	6.1%	4.9%

Sales per Square Foot (2)(3)	$ 217	$ 217	$ 207	$ 217	$ 217	$ 207	$ 208	$ 207

DIY Comp %	1.7%	1.7%	(4.1%)	2.4%	2.4%	(2.6%)	(2.3%)	(1.1%)

Commercial Comp %	11.8%	11.8%	10.8%	14.9%	14.9%	11.6%	12.1%	6.2%

Operating Income per Team Member (2)(4)	$ 9.13	$ 10.04	$ 9.25	$ 9.13	$ 10.04	$ 9.25	$ 9.49	$ 9.40

SG&A per Store (2)(5)(6)	$ 643	$ 629	$ 584	$ 643	$ 629	$ 584	$ 590	$ 581

Return on Invested Capital (2)(7)	14.4%	15.1%	14.1%	14.4%	15.1%	14.1%	14.0%	13.7%

Gross Margin Return on Inventory (2)(5)(8)	$ 3.95	$ 3.83	$ 3.46	$ 3.95	$ 3.83	$ 3.46	$ 3.37	$ 3.29

Total Store Square Footage, end of period	24,952	24,952	24,627	24,952	24,952	24,627	24,711	23,982

Total Team Members, end of period	49,341	49,341	47,886	49,341	49,341	47,886	47,582	44,141

(1)	In thousands except for sales per square foot, gross margin return on inventory and total Team Members.
(2)
The financial metrics presented are calculated on an annual basis and accordingly reflect the last four quarters completed.  The Company has presented its financial metrics on a comparable basis as a result of certain non-comparable items included in its financial results for the last four quarters.  Third quarter and year-to-date 2009 comparable results exclude expenses associated with the store divestitures as discussed later in this press release.  Fiscal 2008 comparable results exclude the additional week of business (53rd week) as well as a non-cash inventory adjustment resulting from a change in inventory management approach for slow-moving inventory.

(3)	Sales per square foot is calculated as net sales divided by an average of beginning and ending store square footage.
(4)	Operating income per Team Member is calculated as operating income divided by an average of beginning and ending Team Members.
(5)
The Company has retroactively applied the change in accounting principle made in the first quarter 2009 to all financial metrics presented herein containing cost of sales and SG&A as explained in the accompanying financial statements included in this press release.

(6)	SG&A per store is calculated as SG&A divided by the average of beginning and ending store count.
(7)	Return on invested capital (ROIC) is calculated in detail in the accompanying financial statements included in this press release.
(8)	Gross margin return on inventory is calculated as gross profit divided by an average of beginning and ending inventory, net of accounts payable and financed vendor accounts payable.

Store Information

During the third quarter, the Company opened 24 stores, including 9 Autopart International stores.  The Company also closed 13 stores.  As of October 10, 2009, the Company’s total store count was 3,418 including 151 Autopart International stores.

Share Repurchases

Under the Company’s share repurchase authorization plan, the Company repurchased 879,910 shares of its common stock during the third quarter at an aggregate cost of $35.2 million, or an average price of $40.00 per share.  At the end of the third quarter, the Company had $139.4 million available from the $250 million share repurchase authorization approved by the Board of Directors in May 2008.

2009 Store Divestitures

As a result of the previously announced store divestiture initiative, the Company closed 12 stores during the quarter and expects to divest a total of 40 to 50 unprofitable stores in 2009 that are delivering unacceptable strategic or financial results.  During the third quarter, the Company recorded a $0.04 EPS charge primarily due to lease exit costs for the 12 stores that were closed during the quarter.  Year-to-date, the Company has closed 36 stores which resulted in a $0.15 EPS charge.  The Company estimates that the incremental store divestitures will result in a $0.15 to $0.22 charge to EPS in fiscal 2009.

Dividend

On November 10, 2009, the Company’s Board of Directors declared a regular quarterly cash dividend of $0.06 per share to be paid on January 8, 2010 to stockholders of record as of December 24, 2009.

Investor Conference Call

The Company will host a conference call on Thursday, November 12, 2009 at 10:00 a.m. Eastern Time to discuss its quarterly results.  To listen to the live call, please log on to the Company’s website, www.AdvanceAutoParts.com, or dial (866) 908-1AAP.  The call will be archived on the Company’s website until November 12, 2010.

About Advance Auto Parts

Headquartered in Roanoke, Va., Advance Auto Parts, Inc., a leading automotive aftermarket retailer of parts, accessories, batteries, and maintenance items in the United States, serves both the do-it-yourself and professional installer markets.  As of October 10, 2009, the Company operated 3,418 stores in 39 states, Puerto Rico, and the Virgin Islands.  Additional information about the Company, employment opportunities, customer services, and online shopping for parts and accessories can be found on the Company’s website at www.AdvanceAutoParts.com.

Certain statements contained in this release are forward-looking statements, as that statement is used in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements address future events or developments, and typically use words such as believe, anticipate, expect, intend, plan, forecast, outlook or estimate.  These statements discuss, among other things, expected growth and future performance, including store growth, capital expenditures, comparable store sales, SG&A, operating income, gross profit rate, free cash flow, profitability and earnings per diluted share for fiscal year 2009.  These forward-looking statements are subject to risks, uncertainties and assumptions including, but not limited to, competitive pressures, demand for the Company’s products, the market for auto parts, the economy in general, inflation, consumer debt levels, the weather, acts of terrorism, availability of suitable real estate, dependence on foreign suppliers and other factors disclosed in the Company’s 10-K for the fiscal year ended January 3, 2009 on file with the Securities and Exchange Commission.  Actual results may differ materially from anticipated results described in these forward-looking statements.  The Company intends these forward-looking statements to speak only as of the time of this news release and does not undertake to update or revise them as more information becomes available.

Advance Auto Parts, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	October 10,	January 3,	October 4,
	2009	2009	2008

Assets

Current assets:
Cash and cash equivalents	$216,215	$37,358	$21,307
Receivables, net	92,993	97,203	93,778
Inventories, net	1,657,067	1,623,088	1,717,656
Other current assets	46,381	49,977	46,078
Total current assets	2,012,656	1,807,626	1,878,819

Property and equipment, net	1,070,217	1,071,405	1,053,789
Assets held for sale	3,062	2,301	2,295
Goodwill	34,387	34,603	34,603
Intangible assets, net	26,670	27,567	27,888
Other assets, net	18,906	20,563	10,865
	$3,165,898	$2,964,065	$3,008,259

Liabilities and Stockholders' Equity

Current liabilities:
Bank overdrafts	$-	$20,588	$-
Current portion of long-term debt	1,307	1,003	680
Financed vendor accounts payable	51,953	136,386	181,929
Accounts payable	959,692	791,330	853,839
Accrued expenses	400,965	372,510	335,454
Other current liabilities	59,041	43,177	50,560
Total current liabilities	1,472,958	1,364,994	1,422,462

Long-term debt	278,149	455,161	470,494
Other long-term liabilities	122,235	68,744	57,792
Total stockholders' equity	1,292,556	1,075,166	1,057,511
	$3,165,898	$2,964,065	$3,008,259

NOTE: These preliminary condensed consolidated balance sheets have been prepared on a basis consistent with our previously prepared balance sheets filed with the Securities and Exchange Commission for our prior quarter and annual report, but do not include the footnotes required by generally accepted accounting principles, or GAAP, for complete financial statements.

Advance Auto Parts, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
Twelve Week Periods Ended
October 10, 2009 and October 4, 2008
(in thousands, except per share data)
(unaudited)

	October 10,	October 4,
	2009	2008

Net sales	$1,262,576	$1,187,952

Cost of sales, including purchasing and warehousing costs (a)	641,117	625,777

Gross profit (a)	621,459	562,175

Selling, general and administrative expenses (a)	516,604	466,278

Operating income	104,855	95,897

Other, net:
Interest expense	(5,339)	(6,672)
Other income (expense), net	487	(223)
Total other, net	(4,852)	(6,895)

Income before provision for income taxes	100,003	89,002

Provision for income taxes	38,024	32,847

Net income	$61,979	$56,155

Basic earnings per share(b)	$0.65	$0.59
Diluted earnings per share(b)	$0.65	$0.58

Average common shares outstanding (b)	94,656	95,019
Average common shares outstanding - assuming dilution (b)	95,474	95,758

(a)
Effective first quarter 2009, the Company implemented a change in accounting principle for costs included in inventory. The table below represents the impact of the accounting change on previously reported amounts (in thousands):

	Twelve week period ended October 4, 2008	As Previously Reported	Adjustments	As Adjusted

	Cost of sales, including purchasing and warehousing costs	$610,833	$14,944	$625,777

	Gross profit	577,119	(14,944)	562,175

	Selling, general and administrative expenses	481,222	(14,944)	466,278

(b)
Average common shares outstanding is calculated based on the weighted average number of shares outstanding for the quarter.  At October 10, 2009 and October 4, 2008, we had 94,663 and 94,678 shares outstanding, respectively. Effective first quarter 2009, the Company adopted the two-class method of calculating its earnings per share. Accordingly, the Company reduced its net income by $309 and $215 for the twelve weeks ended October 10, 2009 and October 4, 2008, respectively, for purposes of calculating its basic and diluted earnings per share. As a result of this adoption, the Company's diluted earnings per share for the twelve weeks ended October 4, 2008 has been reduced by $0.01.

NOTE: These preliminary condensed consolidated statements of operations have been prepared on a basis consistent with our previously prepared statements of operations filed with the Securities and Exchange Commission for our prior quarter and annual report, except for the change in accounting principle for inventory costs, but do not include the footnotes required by GAAP for complete financial statements.

Advance Auto Parts, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
Forty Week Periods Ended
October 10, 2009 and October 4, 2008
(in thousands, except per share data)
(unaudited)

	October 10,	October 4,
	2009	2008

Net sales	$4,269,056	$3,949,867

Cost of sales, including purchasing and warehousing costs (a)	2,172,959	2,076,555

Gross profit (a)	2,096,097	1,873,312

Selling, general and administrative expenses (a)	1,698,885	1,505,178

Operating income	397,212	368,134

Other, net:
Interest expense	(18,430)	(26,247)
Other income (expense), net	633	(287)
Total other, net	(17,797)	(26,534)

Income before provision for income taxes	379,415	341,600

Provision for income taxes	143,521	127,973

Net income	$235,894	$213,627

Basic earnings per share(b)	$2.48	$2.24
Diluted earnings per share(b)	$2.46	$2.23

Average common shares outstanding (b)	94,647	95,003
Average common shares outstanding - assuming dilution (b)	95,325	95,669

(a)
Effective first quarter 2009, the Company implemented a change in accounting principle for costs included in inventory. The table below represents the impact of the accounting change on previously reported amounts (in thousands):

	Forty week period ended October 4, 2008	As Previously Reported	Adjustments	As Adjusted

	Cost of sales, including purchasing and warehousing costs	$2,028,459	$48,096	$2,076,555

	Gross profit	1,921,408	(48,096)	1,873,312

	Selling, general and administrative expenses	1,553,274	(48,096)	1,505,178

(b)
Average common shares outstanding is calculated based on the weighted average number of shares outstanding for the quarter.  At October 10, 2009 and October 4, 2008, we had 94,663 and 94,678 shares outstanding, respectively. Effective first quarter 2009, the Company adopted the two-class method of calculating its earnings per share. Accordingly, the Company reduced its net income by $1,214 and $740 for the forty weeks ended October 10, 2009 and October 4, 2008, respectively, for purposes of calculating its basic and diluted earnings per share. As a result of this adoption, the Company's basic earnings per share for the forty weeks ended October 4, 2008 has been reduced by $0.01.

NOTE: These preliminary condensed consolidated statements of operations have been prepared on a basis consistent with our previously prepared statements of operations filed with the Securities and Exchange Commission for our prior quarter and annual report, except for the change in accounting principle for inventory costs, but do not include the footnotes required by GAAP for complete financial statements.

Advance Auto Parts, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
Forty Week Periods Ended
October 10, 2009 and October 4, 2008
(in thousands)
(unaudited)

	October 10,	October 4,
	2009	2008
Cash flows from operating activities:
Net income	$235,894	$213,627
Depreciation and amortization	114,856	113,297
Share-based compensation	13,446	13,405
Provision (benefit) for deferred income taxes	56,013	(1,465)
Excess tax benefit from share-based compensation	(2,531)	(8,994)
Other non-cash adjustments to net income	8,256	1,549
Decrease (increase) in:
Receivables, net	4,210	(8,518)
Inventories, net	(33,979)	(187,741)
Other assets	4,988	7,501
Increase in:
Accounts payable	168,362	164,869
Accrued expenses	43,576	60,656
Other liabilities	15,359	7,658
Net cash provided by operating activities	628,450	375,844

Cash flows from investing activities:
Purchases of property and equipment	(132,622)	(136,954)
Proceeds from sales of property and equipment	2,565	6,351
Other	-	(3,413)
Net cash used in investing activities	(130,057)	(134,016)

Cash flows from financing activities:
Decrease in bank overdrafts	(20,565)	(30,000)
(Decrease) increase in financed vendor accounts payable	(84,433)	28,380
Dividends paid	(22,772)	(23,155)
Net payments on credit facilities	(176,500)	(34,000)
Proceeds from the issuance of common stock, primarily exercise
of stock options	31,978	34,533
Excess tax benefit from share-based compensation	2,531	8,994
Repurchase of common stock	(49,567)	(219,429)
Other	(208)	(498)
Net cash used in financing activities	(319,536)	(235,175)

Net increase in cash and cash equivalents	178,857	6,653
Cash and cash equivalents, beginning of period	37,358	14,654
Cash and cash equivalents, end of period	$216,215	$21,307

NOTE: These preliminary condensed consolidated statements of cash flows have been prepared on a consistent basis with previously prepared statements of cash flows filed with the Securities and Exchange Commission for our prior quarter and annual report, but do not include the footnotes required by GAAP for complete financial statements.

Advance Auto Parts, Inc. and Subsidiaries
Supplemental Financial Schedules
(in thousands, except per share data)
(unaudited)

Reconciliation of Free Cash Flow:
	Forty Week Periods Ended
	October 10,	October 4,
	2009	2008

Cash flows from operating activities	$628,450	$375,844
Cash flows used in investing activities	(130,057)	(134,016)
	498,393	241,828

(Decrease) increase in financed vendor accounts payable	(84,433)	28,380

Free cash flow	$413,960	$270,208

Note: Management uses free cash flow as a measure of our liquidity and believes it is a useful indicator to stockholders of our ability to implement our growth strategies and service our debt. Free cash flow is a non-GAAP measure and should be considered in addition to, but not as a substitute for, information contained in our condensed consolidated statement of cash flows.

Detail of Return on Invested Capital (ROIC) Calculation:
		Last Four Quarters Ended
		October 10, 2009	Comparable Adjustments (a)	Comparable October 10, 2009	October 4, 2008

Net income		$260,305	$27,872	$288,177	$248,379
Add:
After-tax interest expense and other, net		15,897	(322)	15,575	21,846
After-tax rent expense		183,159	-	183,159	172,131
After-Tax Operating Earnings		459,361	27,550	486,911	442,356

Average assets (less cash)		2,968,318	29,859	2,998,177	2,869,342
Less: Average liabilities (excluding total debt)		(1,536,731)	(11,103)	(1,547,834)	(1,373,158)
Add: Capitalized lease obligation (rent expense * 6) (b)		1,765,260	-	1,765,260	1,649,862
Total Invested Capital		3,196,847	18,756	3,215,603	3,146,046

ROIC		14.4%	-	15.1%	14.1%

Rent expense		$294,210	-	$294,210	$274,977
Interest expense and other, net		25,499	(511)	24,988	34,899

( a )
The Company has also presented its ROIC calculation on a comparable basis as a result of certain non-comparable items included in its financial results for the last four quarters ended October 10, 2009. The comparable results for the last four quarters ended October 10, 2009 exclude year-to-date 2009 expenses associated with the store divestiture plan as discussed on page 5 of this release, the additional week of business (53rd week) of fiscal 2008 and the fiscal 2008 non-cash inventory adjustment resulting from a change in inventory management approach for slow moving inventory.

( b )	Capitalized lease obligation is estimated as annualized rent expense for the applicable period times six years.

Note:  Management uses ROIC to evaluate return on investments to the business and believes it is a useful indicator to stockholders given the future investments the Company plans to make in areas including information technology, supply chain and stores.  ROIC is a non-GAAP measure and should be considered in addition to, but not as a substitute for, information contained in our condensed consolidated financial statements. Management believes our comparable results of operations are a useful indicator to stockholders for consistency purposes.